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                                  EXHIBIT 99.1

                         [PMI GROUP, INC. LETTERHEAD]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE:


                              THE PMI GROUP, INC.
                            ANNOUNCES ACQUISITION OF
                       MAJOR AUSTRALIAN MORTGAGE INSURER

      SAN FRANCISCO, June 9, 1999 -- The PMI Group, Inc. (NYSE:PMA) announced today that it had agreed to acquire MGICA, Ltd, the second largest lender's mortgage insurance company in Australia, from AMP General Insurance Holdings Limited, a major Australian financial services provider. The purchase price was
(US) $77.6 million.

     MGICA has approximately a 25 percent share of the mortgage insurance market in Australia. The company has insurance in force of (US) $17.5 billion and wrote (US) $3.7 billion of new insurance in 1998.

      "We are delighted to be entering the Australian market through the acquisition of a leading company such as MGICA," said W. Roger Haughton, Chairman and CEO of PMI. "The company has a reputation for profitability, sound underwriting and superior customer service - hallmarks of the way PMI runs its business. We are confident that this will be a good match. We look forward to combining our skills and experience with those of MGICA's to enhance delivery of products and services to lenders and borrowers in both Australia and New Zealand

     Moreover, we expect the acquisition of MGICA by PMI will be accretive to earnings immediately," Mr. Haughton said.

     Australia enjoys a home ownership rate of 70%, slightly in excess of the U.S. rate. In 1998 Australia's economy grew 4.6%, with a GDP of $370 billion. Mortgage originations totaled (US) $34 billion in 1998, with mortgage-backed security issuances reaching some (US) $8.5 billion. The Australian mortgage insurance industry wrote approximately (US) $14.7 billion in new insurance last year. The industry focuses on lenders as its customer base and primarily offers single premium, 100% coverage policies.
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      MGICA was established in 1965.  Based in Sydney, MGICA has approximately
85 people on staff. The Company enjoys a AA- rating from Standard & Poors and an A1 rating from Moody's. MGICA also writes business in New Zealand, where it enjoys a 40-45 percent market share. MGICA will change its name to PMI Mortgage Insurance Australia Pty. Ltd. after an appropriate transition period.

     The transaction is expected to close in the third quarter following necessary regulatory approvals in the U.S. and Australia. PMI was advised on this transaction by Morgan Stanley Dean Witter; Allen, Allen & Hemsley and Deloitte & Touche. A transaction fact sheet containing more detailed information is attached to this press release as Exhibit I.

     The PMI Group, Inc. is headquartered in San Francisco and through its subsidiary, PMI Mortgage Insurance Co., is the second largest private mortgage insurer in the United States based on first quarter 1999 new insurance written.

     In addition to private mortgage insurance, The PMI Group, Inc., through its subsidiaries, is a leader in risk management technology providing various products and services for the home mortgage finance industry as well as title insurance.

     The acquisition of MGICA is PMI's second international venture: in April 1999 PMI announced that the company had commenced writing mortgage insurance in Hong Kong.

     This release can be accessed through the World Wide Web at www.pmigroup.com
                                                                ----------------
or a fax copy of this release can be obtained by dialing 800-758-5804, entering The PMI Group, Inc. company code no. 706963 when prompted, and following the automated prompts.

     Cautionary Statement.  The statement in this press release relating to the
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Company's belief that the addition of MGICA to the PMI Group will be accretive to earnings immediately is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. This forward-looking statement involves a number of risks or uncertainties including, but not limited to, the factors listed below that could cause the Company's actual results to differ materially from those expressed:

     The impact of MGICA's earnings on the PMI Group may be influenced by several factors including, receiving all necessary regulatory and third party approvals in a timely manner; obtaining the expected financing for the transaction; retaining key MGICA employees by the development of strong incentive and compensation programs; maintaining MGICA's reputation and relationships with lender customers and business partners in Australia and New Zealand; the economic strength of the mortgage origination markets in Australia and New Zealand; increases in the level of defaults and claims on policies insured by MGICA; changes in regulations and laws affecting the mortgage insurance markets in Australia and New Zealand; competitive pressures affecting MGICA; foreign currency exchange and translation issues; and the ability to integrate MGICA's risk management technology systems and products with those of PMI's; any or all of which could materially and adversely affect MGICA's financial condition and results of operations. In addition, receiving the expected tax and accounting treatment applicable to the transaction will influence the level of the contribution of MGICA's earnings to PMI.

     Other investment considerations affecting the Company are listed from time to time in the Company's Securities and Exchange Commission filings.

                                     # # #
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                                                                       EXHIBIT I

                                 PRESS RELEASE

                              THE PMI GROUP, INC.
                   ACQUISITION OF MGICA (AUSTRALIA) LIMITED
                            TRANSACTION FACT SHEET

Analyst and Investor Contacts:  Glen Corso          415-393-6429
                                John Cummings       415-393-6463

                        SEE CAUTIONARY STATEMENT ABOVE

The acquisition of MGICA from AMP General Insurance Holdings Limited represents the first acquisition of a wholly owned subsidiary the company has made since The PMI Group, Inc. (PMI) acquired American Pioneer Title Insurance Company (APTIC) in 1992. The acquisition also represents the second international endeavor for PMI after the recently announced entry into the Hong Kong market earlier this year.

MGICA
-----
MGICA was established in Sydney, Australia in 1965 and is rated AA- by Standard & Poors and A1 by Moody's. The company has approximately 85 employees and operates through six field offices in addition to its headquarters in Sydney. MGICA has enjoyed a 20-25 percent market share in Australia, and conducts business in New Zealand, where it enjoys a 40-45 percent market share. The Managing Director, Ian Graham, has been with the company 30 years and will remain following the acquisition.

MGICA's parent, AMP General Insurance Holdings Limited, Australia's largest insurance and financial services company, had been seeking opportunities to divest MGICA when it was decided that the mortgage insurance subsidiary did not fit the parent's long-term, wider strategic focus on mutual funds, investment management and life insurance products. PMI had been looking for an effective way to enter the high quality Australian market, and AMP's timing was a natural fit with PMI strategic goals.

MGICA is the second largest of four Australian mortgage insurance companies. In order of 1998 market share these companies are: General Electric (45 percent market share), MGICA (25 percent), Royal & Sun (17 percent) and Commercial Union (13 percent). MGICA wrote $3.7 billion in new insurance in 1998 and ended the year with $17.5 billion of insurance in force.

Australia and the Mortgage Insurance Market
-------------------------------------------
Australia currently enjoys a high homeownership rate of 70%, slightly higher than in the United States and solid sovereign rating from Standard & Poors of AA+. Australia's economy grew at a healthy 4.6 percent rate in 1998 with GDP of $370 billion (US), despite the effects of the Asian economic crisis which hurt most commodity based economies. Australia has the most advanced secondary mortgage market outside the United States, totaling some $8.5 billion (US) in 1998 issues. Annual mortgage originations totaled $34 billion (US) in 1998, with five lenders dominating approximately 75 percent of the total. Historically Australia's economic cycle is not as pronounced as in the U.S. and features fewer, and briefer, recessions.

The Australian mortgage insurance accounted for approximately $14.7 billion of new insurance written in 1998, or roughly 7.8 percent of the United States mortgage insurance market in 1998. The mortgage insurance industry is AA rated and supported by large, well-capitalized parent companies. Products are single premium products with typically 100 percent coverage.

Historically, the industry has employed limited use of technology, which PMI believes it can deliver to help strengthen underwriting, add better consistency in decision-making, and help improve operating efficiencies. Industry return-on-equity has historically been a modest 10-12 percent, with claim rates typically around 1 percent and a maximum historical loss ratio around 90 percent. Mortgage insurance premiums have improved in the Australian market with around 20-30 percent price increases concluded in January. GE's entry into the market in 1997 with the
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purchase of the Australian government's mortgage guaranty agency, HLIC, has made the market more attractive by fostering favorable changes, such as improving price levels.

Transaction
-----------
In the spring of 1998, PMI began an in-depth market visit of Australia and established a network of local contacts. Late last year, ABN AMRO, the investment bank representing AMP Limited, approached PMI to consider the acquisition. In January PMI began the process of conducting due diligence from the United States and continued with extensive on-site due diligence earlier this year. By May, PMI and AMP had agreed in principal on terms.

The transaction will consist of a mixture of cash from PMI Mortgage Insurance Co. and debt incurred by a local intermediate holding company, PMI Mortgage Insurance Australia (Holdings) Pty. Limited, in exchange for 100 percent of the stock of MGICA Limited. PMI's cash investment will be approximately $31 million, with the balance of the $77.6 million purchase price financed through an unsecured loan guaranteed by The PMI Group.

The closing of the transaction is expected in the third quarter with the completion of regulatory review in the United States, Australia and New Zealand.


Financial Highlights
--------------------

The effect of the MGICA transaction on The PMI Group, Inc.'s earnings per share is expected to be immediately accretive. At this early stage PMI estimates earnings per share accretion resulting from this transaction of approximately $0.10-0.15 per share for 1999 (based on an assumed mid-July closing) and approximately $0.36-0.39 per share for 2000. PMI's operational assumptions include: 1) no premium rate or market share increases by MGICA; 2) an increase in MGICA's loss ratio from 33 percent to 40 percent over 10 years; and 3) a decline in MGICA's expense ratio from 38 percent to 28 percent over 10 years. With these assumptions, PMI is expecting an annual return on equity in the 25 percent range over the next five years.


Summary
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PMI believes there are significant opportunities to expand sources of revenue from international operations utilizing PMI's core competencies of pricing and managing credit risk. Australia, together with the commencement of mortgage insurance operations in Hong Kong announced in April 1999, provides an outstanding opportunity for the company to establish a significant international presence as one of the largest and most profitable U.S. mortgage credit enhancement companies. MGICA has a similar reputation to PMI with a history of sound underwriting, superior customer service, and long-term profitability. PMI believes that the addition of MGICA to The PMI Group, Inc. will be a significant enhancement to shareholder value.